UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Egalet Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EGALET CORPORATION

600 Lee Road, Suite 100

Wayne, PA 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Egalet Corporation, a Delaware corporation. The meeting will be held on Thursday, June 8, 2017 at 9:00 a.m. local time at the Embassy Suites at 888 Chesterbrook Boulevard, Wayne, Pennsylvania 19087 for the following purposes:

1.

To elect the Board of Directors’ nominees, Dr. Nicholas C. Nicolaides, Ph.D., Mr. John E. Osborn and Mr. Robert P. Roche, Jr. to hold office until the 2020 Annual Meeting of Stockholders and Ms. Elaine Hochberg to hold office until the 2019 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is April 12, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Thursday, June 8, 2017 at 9:00 a.m. local time at the Embassy Suites at

888 Chesterbrook Boulevard, Wayne PA 19087.

The proxy statement and annual report to stockholders

are available at www.proxyvote.com.

By Order of the Board of Directors,

Stan Musial Executive Vice President, Chief Financial Officer & Secretary

Wayne, Pennsylvania

April 28, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

EGALET CORPORATION

600 Lee Road, Suite 100

Wayne, PA 19087

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

June 8, 2017

ABOUT THE MEETING

Why did I receive proxy materials?  What is included in the proxy materials?

The Board of Directors (the “Board”) of Egalet Corporation (also referred to as “we,” “us,” “Egalet,” and the “Company”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”).  You received proxy materials because you owned shares of Egalet common stock at the close of business on April 12, 2017, the record date, and that entitles you to vote at the 2017 Annual Meeting of Stockholders.

Proxy materials include the notice of annual meeting of stockholders, the proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2016, and a proxy card or voting instruction form.  The proxy statement describes the matters on which the Board would like you to vote, and provides information about Egalet that we must disclose under Securities and Exchange Commission (“SEC”) regulations when we solicit your proxy.

Your proxy will authorize specified persons, each of whom also is referred to as a proxy, to vote on your behalf at the Annual Meeting.  By use of a proxy, you can vote whether or not you attend the Annual Meeting in person. The written document by which you authorize a proxy to vote on your behalf is referred to as a proxy card.

We intend to mail these proxy materials on or about April 28, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

How can I get electronic access to the proxy materials?

The proxy materials are available for viewing at www.proxyvote.com.  On this website, you may:

•	vote your shares; and

•	select a future delivery preference of paper or electronic copies of the proxy materials.

You may choose to receive proxy materials electronically in the future.  If you choose to do so, you will receive an email with instructions containing an electronic link to the proxy materials for next year’s annual meeting.  You also will receive an electronic link to the proxy voting site.

Rules adopted by the SEC allow companies to send stockholders a notice of Internet availability of proxy materials only, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of proxy materials to stockholders. However, in the future we may take advantage of this alternative “notice only” distribution option. If in the future, we choose to send only a notice, it would contain instructions on how stockholders can access our notice of annual meeting and proxy statement via the Internet. It also would contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

If you hold your shares through a bank, broker or other custodian, you also may have the opportunity to receive the proxy materials electronically.  Please check the information contained in the documents provided to you by your bank, broker or other custodian.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 8, 2017 at 9:00 a.m. local time at the Embassy Suites at 888 Chesterbrook Boulevard, Wayne, PA 19087.  Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 25,563,426 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 12, 2017 your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on April 12, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

Proposal 1: Election of Nicholas C. Nicolaides, Ph.D., John E. Osborn and Robert P. Roche, Jr. to serve as Class A directors for a three‑year term and Elaine Hochberg to serve as a Class C director for a two-year term.

Proposal 2: Ratification of the selection by the Audit Committee of Ernst & Young LLP as Egalet Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 25,563,426 shares outstanding and entitled to vote. Thus, the holders of 12,781,714 shares must be present in person or represented by proxy at the meeting to achieve a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non‑votes will be counted toward the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How many votes are needed to approve each proposal?  How do abstentions or broker non-votes affect the voting results?

The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by brokers (referred to as broker non-votes).

Proposal Number	Item	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Plurality of votes cast	No effect	Not voted/No effect
2	Ratification of the appointment of independent registered public accounting firm	Majority of shares present and entitled to vote	Counted “against”	Shares may be voted by brokers in their discretion but any non-votes have no effect

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect each of Messrs. Osborn and Roche, Dr. Nicolaides and Ms. Hochberg, votes “For,” “Withhold” and broker non‑votes; and, with respect to the proposal to ratify the selection of Ernst & Young LLP, votes “For” and “Against,” abstentions and, if applicable, broker non‑votes.

What are “broker non‑votes”?

Broker non‑votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non‑routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non‑routine” matters. Under the rules and interpretations of NASDAQ, “non‑routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, as well as the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.  Because the ratification of the selection of Ernst & Young LLP is considered a “routine” matter, brokers or nominees can vote shares for which they did not receive instructions with respect to that proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 12, 2017.

How do I vote?

For the proposal to elect Dr. Nicholas C. Nicolaides, Ph.D., Mr. John E. Osborn, Mr. Robert P. Roche, Jr. and Ms. Elaine Hochberg to the Board, you may either vote “For” or you may “Withhold” your vote, in each case, for all, some or none of the Board’s nominees. For the proposal to ratify the selection of Ernst & Young LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person, even if you have already voted by proxy.

•	In Person: To vote in person, come to the Annual Meeting. Ballots will be available.
•

By Mail:  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

By Telephone:  To vote over the telephone, dial toll‑free 1‑800‑690‑6903 using a touch‑tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 7, 2017 to be counted.

•

Via the Internet:  To vote through the internet, go to www.proxyvote.com and follow the on‑screen instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on June 7, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that  notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See “What are broker non‑votes?” above.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, “For” the election of each of Messrs. Osborn and Roche, Dr. Nicolaides and Ms. Hochberg as directors and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date;
•	You may grant a subsequent proxy by telephone or through the internet;
•	You may send a timely written notice that you are revoking your proxy to our Secretary at Egalet Corporation, 600 Lee Road, Suite 100, Wayne, PA 19087; or
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8‑K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8‑K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Stockholder proposals intended to be presented at the 2018 Annual Meeting of Stockholders must be received by us no later than December 29, 2017 to be considered for inclusion in our annual meeting Proxy Statement next year. Upon receipt of any such proposal, we will determine whether or not to include the proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. Stockholders who wish to submit a proposal not intended to be included in our annual meeting Proxy Statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on April 9, 2018, but no earlier than the close of business on March 10, 2018, to be considered for a vote at next year’s annual meeting. Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Egalet Corporation, c/o Secretary, 600 Lee Road, Suite 100, Wayne, PA 19087.

Who can help answer my questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Secretary, at 600 Lee Road, Suite 100, Wayne, PA 19087.

Annual Report

On written request, we will provide, without charge, a copy of our Annual Report on Form 10‑K (including a list briefly describing the exhibits thereto), filed with the SEC, to any record holder or beneficial owner of our common stock on the record date or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of our Secretary at the address set forth above.

IMPOEgalet common stock on the record date, April 12, 2017, to gain admission to the Annual Meeting.  Please bring to the Annual Meeting the notice of Internet availability of proxy materials, a printed proxy card, or a brokerage statement or letter from your broker verifying ownership of Egalet shares as of April 12, 2017.  You also must bring a valid government-issued photo ID.  Registration will begin at 8:30 a.m.  Please note that you are not permitted to bring any cameras, recording equipment, electronic devices, large bags, briefcases or packages into the Annual Meeting.

IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

You must be able to show that you owned Egalet common stock on the record date, April 12, 2017, to gain admission to the Annual Meeting.  Please bring to the Annual Meeting the notice of Internet availability of proxy materials, a printed proxy card, or a brokerage statement or letter from your broker verifying ownership of Egalet shares as of April 12, 2017.  You also must bring a valid government-issued photo ID.  Registration will begin at 8:30 a.m.  Please note that you are not permitted to bring any cameras, recording equipment, electronic devices, large bags, briefcases or packages into the Annual Meeting.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2019; (iii) the date on which we have issued more than $1.07 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL 1

Election of Directors

Our Board is divided into three classes: Class A, Class B and Class C, with each class serving a three‑year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class will serve for the remainder of the full term of that class and a director elected by the Board to fill a vacancy created by an increase in the number of directors will serve until the next election of directors, in each case until the director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

The Board presently has eight members. The following table sets forth information regarding each of our directors whose term of office will continue after the Annual Meeting and the Board’s nominees as of April 12, 2017.

Name	Age	Class	Position
Timothy P. Walbert	50	C	Chairman of the Board of Directors
Robert Radie	53	B	Director, President and Chief Executive Officer
Elaine Hochberg	60	C	Director
Nicholas C. Nicolaides, Ph.D.	51	A	Director
John E. Osborn	59	A	Director
Robert P. Roche, Jr.	61	A	Director
Andrea Heslin Smiley	49	B	Director
Gregory Weaver	61	C	Director

Messrs. Osborn and Roche, Dr. Nicolaides and Ms. Hochberg, the nominees listed below, are currently directors of the Company. Mr. Roche was appointed to the Board on December 2, 2016 to fill a vacancy created when the size of the Board was expanded from six to seven members. Mr. Roche was recommended by our third-party search firm.  Ms. Hochberg was appointed to the Board on April 8, 2017 to fill a vacancy created when the size of the Board was expanded from seven to eight members. Ms. Hochberg was also recommended by our third-party search firm.

If elected at the Annual Meeting, Messrs. Osborn and Roche and Dr. Nicolaides would serve until the 2020 Annual Meeting and Ms. Hochberg would serve until the 2019 Annual Meeting, in each case until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Our directors are expected to attend our Annual Meeting, either in person or telephonically.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Messrs. Osborn and Roche, Dr. Nicolaides and Ms. Hochberg will be elected if he or she receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Messrs. Osborn and Roche, Dr. Nicolaides and Ms. Hochberg. If any of Messrs. Osborn and Roche, Dr. Nicolaides and Ms. Hochberg becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for him or her will instead be voted for the election of a substitute nominee proposed by our Board. Messrs. Osborn and Roche, Dr. Nicolaides and Ms. Hochberg have each agreed to serve if elected. Our management has no reason to believe that any of Messrs. Osborn and Roche, Dr. Nicolaides and Ms. Hochberg will be unable to serve.

CLASS A NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

Nicholas C. Nicolaides, Ph.D.  Dr. Nicolaides has served as a member of the Board since April 2015. Dr. Nicolaides is the President, Chief Executive Officer and co‑founder of Morphotek® Inc., a biopharmaceutical company specializing in the development of protein and antibody therapeutics through the use of a proprietary gene evolution technology. He has served as President and CEO of Morphotek since its founding in 2000. Morphotek was acquired by Eisai, Co. Ltd. of Japan in 2007 and continues to operate as an autonomous subsidiary. Morphotek has developed a pipeline of therapeutic antibodies in the areas of cancer, inflammation and infectious disease. Dr. Nicolaides is a trained molecular geneticist and has authored over 50 peer‑reviewed scientific papers on the molecular and genetic basis of cancer and respiratory diseases and holds over 50 issued patents. He received a B.S. in Biology from St. Joseph’s University, Philadelphia, PA, a Ph.D. in genetics from Thomas Jefferson University, Philadelphia, Pennsylvania and a Fellowship in oncology from Johns Hopkins University, Baltimore, Maryland. While at Johns Hopkins, his research resulted in the discovery of the genetic cause of one of the most common forms of inherited cancer and the development of Morphotek’s platform technology called morphogenics. He has been recognized by R&D Directions’ as one of the Top 20 Most Notable People in Research and Development and received Ernst & Young’s Entrepreneur of the Year award, as well as the Pennsylvania Governor’s Entrepreneur Impact Award for his successful accomplishments in founding and expanding Morphotek’s product pipeline and operations. He currently serves as an ad hoc reviewer for several immunology and cancer research journals; is a member of the American Association for Cancer Research and New York Academy of Sciences; and serves on the Dean’s Advisory Board of St. Joseph’s University’s. The Board believes Dr. Nicolaides’ perspective and experience in senior management positions with companies in our industry, as well as his educational background and nonprofit board positions in the healthcare area, provide him with the qualifications and skills necessary to serve as a director.

John E. Osborn  Mr. Osborn has served as a member of the Board since April 2015. Mr. Osborn currently serves as a Senior Advisor in the Corporate and Government Regulatory Practice Groups with the law firm Hogan Lovells US LLP, a position he has held since December 2013, and as an Executive-in-Residence/Industry Advisor with the Healthcare and Consumer Group of the global private equity firm Warburg Pincus, a position he has held since August 2013. He also holds a faculty appointment as an affiliate professor of law at the University of Washington, Seattle, a position he has held since April 2012. From June 2012 to March 2013, he was the Senior Vice President of Global Corporate Affairs at Onyx Pharmaceuticals, Inc., a biopharmaceutical company focused on developing and marketing cancer therapeutics. From August 2011 to June 2012, he served as Executive Vice President, General Counsel and Secretary of Dendreon Corporation, a biotechnology company focused on manufacturing and marketing an innovative oncology immunotherapy. From August 2010 to February 2011, he was the Executive Vice President and General Counsel of US Oncology, Inc., a Fortune 1000 physician management and oncology services company, where he worked prior to and immediately following its acquisition by McKesson Corporation. Mr. Osborn was nominated by President George W. Bush and confirmed by the Senate as a member of the United States Advisory Commission on Public Diplomacy, where he served from 2008 to 2011. During 2008, he also was a visiting research fellow with the Centre for Socio‑Legal Studies at the University of Oxford, and a visiting senior member of Wadham College, Oxford. Prior to that, Mr. Osborn was the Executive Vice President, General Counsel and Secretary of Cephalon, Inc., a Fortune 1000 biopharmaceutical company, where he worked from 1997 to 2008. Mr. Osborn serves on the corporate advisory board of QPID Health, Inc., a healthcare information technology company, and on the Leadership Council of the University of Michigan Life Sciences Institute. He earned a B.A. in economics and history from the University of Iowa, a M.I.P.P. from The Johns Hopkins University, and a J.D. from the University of Virginia, and was a visiting fellow in politics at Princeton University. The Board believes that Mr. Osborn’s experience in senior management positions with leading biopharmaceutical and healthcare companies, and his background in matters involving law, compliance, public policy and business transactions, provide him with the qualifications and skills necessary to serve as a director of the Company.

Robert P. Roche, Jr.  Mr. Roche has served as a member of the Board since December 2016.  Mr. Roche is the founding member of Robert Roche Associates LLC, a consulting firm providing guidance to the pharmaceutical and healthcare industries, which he founded upon his retirement from Cephalon, Inc. in February 2010.  Mr. Roche served in positions of increasing responsibility at Cephalon, Inc. prior to his retirement, including as Executive Vice President, Worldwide Pharmaceutical Operations from 2005 to February 2010 and as Vice President of Sales and Marketing from 1995 to 2005. Before joining Cephalon, Inc., Mr. Roche held various positions at SmithKline Beecham Pharmaceuticals from 1982 to 1994, including as Director and Vice President, Worldwide Strategic Product Development for SmithKline Beecham’s central nervous system and gastrointestinal products.  He is a graduate of Colgate University and earned an M.B.A. from The Wharton School at the University of Pennsylvania.  Mr. Roche also serves on the board of directors of Aratana Therapeutics, Inc., Antares Pharma, Inc.,  Paragon BioServices, Inc., a private company, and the Bryn Mawr Hospital Foundation.    He formerly served as a director of LifeCell Corporation from 2004 to 2008,  EKR Therapeutics Inc. from 2011 to 2012, NuPathe Inc.  from 2010 to 2014 and Civitas Therapeutics, Inc. from 2012 to 2014.  The Board believes that Mr. Roche’s perspective and experience in senior management positions with a leading pharmaceutical company, and current and past board positions with companies in our industry, provide him with the qualifications and skills necessary to serve as a director.

CLASS C NOMINEE FOR ELECTION FOR A TERM EXPIRING AT THE 2019 ANNUAL MEETING

Elaine Hochberg    Ms. Hochberg has served as a member of the Board since April 2017.  Since March 2016, Ms. Hochberg has been a managing partner of Elaran, LLC, a business strategy and management firm.  She was an independent consultant from July 2014 to March 2016.  Ms. Hochberg served in various senior leadership positions at Forest Laboratories, Inc. from June 1997 to June 2014. Her positions included Executive Vice President, International, Strategic Planning and Government Affairs from December 2013 to June 2014, Executive Vice President, US Sales and Marketing and Chief Commercial Officer from 2010 to November 2013, Senior Vice President, Marketing and Chief Commercial Officer, from 2007 to 2010, Senior Vice President, Marketing from 1999 to 2007 and Vice President, Marketing from 1997 to 1999.  Prior to that, Ms. Hochberg worked in various roles at Wyeth-Ayerst Laboratories and Sandoz Pharmaceuticals.  She is a board member of Akcea Therapeutics and also serves on the board of several nonprofit organizations in New York City. Ms. Hochberg earned her B.A and M.B.A. from Columbia University. Our board of directors believes that Ms. Hochberg is uniquely suited to serve on our board of directors because of her over 30 years of experience leading commercial organizations for life science companies.

THE BOARD OF UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ITS NOMINEES.

CLASS B DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Robert Radie  Mr. Radie is our President and Chief Executive Officer and a member of the Board, positions he has held since March 2012. From November 2010 to October 2011, Mr. Radie served as President and Chief Executive Officer of Topaz Pharmaceuticals Inc., a specialty pharmaceutical company acquired by Sanofi Pasteur in the fourth quarter of 2011. From March 2009 to November 2010, Mr. Radie served as President and Chief Executive Officer of Transmolecular, Inc., a biotechnology company developing cancer diagnostic and treatment products, after serving as a consultant to Transmolecular from December 2008 through March 2009. From September 2007 to September 2008, Mr. Radie served as the Chief Business Officer of Prestwick Pharmaceuticals, Inc., a specialty pharmaceutical company. Before joining Prestwick, Mr. Radie served in senior management positions with a number of pharmaceutical and biotechnology companies, including Morphotek, Inc., Vicuron Pharmaceuticals, Inc. and Eli Lilly and Company, and as a director of Affinium Pharmaceuticals, Ltd. from July 2012 to March 2014, when a majority of Affinium’s assets were acquired by a third party. Mr. Radie has been a member of the board of directors of Paratek Pharmaceuticals since November 2014 and Veloxis Pharmaceuticals A/S since June 2016, and has also served as a director of Life Sciences Pennsylvania, a life sciences industry group, since January 2016 and Horse Power For Life, a non‑profit organization dedicated to improving the quality of life for individuals diagnosed with cancer, since 2006. Mr. Radie received his B.S. in Chemistry from Boston College. The Board believes that Mr. Radie’s perspective and experience as our President and Chief Executive Officer, as well as his depth of operating and senior management experience in our industry and his educational background, provide him with the qualifications and skills to serve as a director.

Andrea Heslin Smiley  Ms. Smiley has served as a member of the Board since April 2017.  Since January 2011, she has served as President and CEO of VMS BioMarketing, which she joined in 2008 as Vice President, Strategic Marketing.  Prior to joining VMS BioMarketing, Ms. Smiley served in various positions at Eli Lilly and Company. She serves on the Boards of several nonprofit corporations, including the Indiana Chapter of the Alzheimer’s Association.  Ms. Smiley earned her B.A. in Economics from DePauw University.  The Board believes that Ms. Smiley’s perspective and experience in senior management positions with a healthcare company provide her with the qualifications and skills necessary to serve as a director.

CLASS C DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Timothy P. Walbert  Mr. Walbert has served as a member of the Board since March 2014 and as Chairman of the Board since June 2015. Mr. Walbert has been president and Chief Executive Officer of Horizon Pharma since June 2008 and the Chairman of the board of directors since April 2010. From May 2007 to June 2009, Mr. Walbert served as President, Chief Executive Officer and a  director of IDM Pharma, Inc., a public biopharmaceutical company which was acquired by Takeda America Holdings, Inc. in June 2009. Prior to that, Mr. Walbert served as Executive Vice President, Commercial Operations of NeoPharm, Inc., a public biopharmaceutical company. From June 2001 to August 2005, Mr. Walbert served as Divisional Vice President and General Manager, Immunology, where he led the global development and launch of the multi-indication biologic HUMIRA which exceeded $14.0 billion in sales in 2015 and Divisional Vice President, Global Cardiovascular Strategy at Abbott, now AbbVie. Mr. Walbert received his B.A. in business from Muhlenberg College in Allentown, Pennsylvania. Mr. Walbert is a member of the boards of directors of Sucampo Pharmaceuticals, Inc., a public biopharmaceutical company, the Pharmaceutical Research and Manufacturers of America (PhRMA), the Biotechnology Industry Organization (BIO), World Business Chicago (WBC), the Greater Chicago Arthritis Foundation and the Illinois Innovation Council and serves as the chairman of the Illinois Biotechnology Industry Organization (iBIO). Mr. Walbert previously served on the board of directors of XOMA Ltd, a public biotechnology company, from 2009 to 2017 and Raptor Pharmaceuticals Corp., a public biopharmaceutical company, from 2010 to 2014. The Board believes Mr. Walbert’s perspective and experience in senior management and board positions with companies in our industry, as well as his educational background, provide him with the qualifications and skills necessary to serve as a director.

Gregory Weaver  Mr. Weaver has served as a member of the Board since February 2014. Since November 2015, Mr. Weaver has served as the Chief Financial Officer of Prometic Life Sciences, Inc., a biopharmaceutical company focused on bioseparation, plasma-derived therapeutics and small-molecule drug development, and from January 2015 to October 2015 served as the Executive Vice President and Chief Financial Officer of Oryzon Genomics, S.A. From November 2014 to December 2014, Mr. Weaver worked as a consultant. From August 2013 until October 2014, Mr. Weaver served as the Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary of Fibrocell Science, Inc., a publicly held cell therapy company. From June 2011 to July 2013, Mr. Weaver served as Senior Vice President and Chief Financial Officer of Celsion Corporation, a publicly held biotechnology company, and was a director and chairman of the audit committee of Celsion’s Board of Directors from 2005 to 2011. From February 2009 to August 2010, Mr. Weaver served as Senior Vice President and Chief Financial Officer of Poniard Pharmaceuticals, a public oncology drug development company. Mr. Weaver currently serves on the board of directors and audit committee, and is the chairman of the compensation committee, of Atossa Genetics, a publicly held diagnostics company. Mr. Weaver is a certified public accountant and received an M.B.A. from Boston College and a B.S. in accounting from Trinity University. The Board believes Mr. Weaver’s perspective and experience in senior management positions with drug development companies, as well as his educational background, provide him with the qualifications and skills necessary to serve as a director.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

The Board has undertaken a review of the independence of our directors and has determined that all directors except Mr. Radie are independent under the NASDAQ listing standards. Mr. Radie is not an independent director under these rules because he is our President and Chief Executive Officer.

Board Leadership Structure

The Board has appointed Mr. Walbert as our independent Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, to set meeting agendas and to perform all other duties delegated to him from time to time by the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for periodically reviewing our corporate governance principles. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk‑taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors and Attendance at the Annual Meeting

The Board met eight times during the 2016 fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served that were held during 2016 or the portion thereof for which they were directors or committee members.

The Board expects directors and nominees for director to attend the Annual Meeting.  Each of our directors attended our 2016 Annual Meeting in person.

Information Regarding Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. The following table provides current membership information for each of these Board committees. From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Name	Audit	Compensation	Nominating
Robert Radie
Timothy P. Walbert	X	X*
Nicholas C. Nicolaides, Ph.D.			X
John E. Osborn	X		X*
Robert P. Roche, Jr.		X	X
Gregory Weaver	X*	X

*Committee Chairperson

Audit Committee

Our Audit Committee consists of Mr. Weaver, Mr. Walbert and Mr. Osborn, each of whom satisfies the independence requirements under NASDAQ listing standards and SEC rules.  Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq listing standards.  The chairperson of our Audit Committee is Mr. Weaver, whom, along with Mr. Walbert, our Board has determined to be an “audit committee financial expert” as defined in SEC rules. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment. The Audit Committee held six meetings in 2016.

The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our consolidated financial statements, our system of internal controls, our Code of Conduct and our compliance with legal and regulatory requirements. In addition, our Audit Committee is charged with providing an avenue of communication among our independent auditors, our management and our Board of Directors.  The functions of our Audit Committee include, among other things:

•	hiring the independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and monitoring its independence and performance;
•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;
•	pre‑approving all audit services and permissible non‑audit services provided by our independent registered public accounting firm;
•	reviewing the significant accounting and reporting principles to understand their impact on our consolidated financial statements;
•	reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;
•

reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

•	reviewing potential conflicts of interest under and violations of our Code of Conduct and reviewing and approving all other related‑party transactions;

•

establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	primary responsibility for overseeing our risk management function; and
•	reviewing and evaluating, at least annually, our Audit Committee’s charter.

The Board has adopted a charter for the Audit Committee that complies with NASDAQ listing standards. The charter is available on our website at www.egalet.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2016 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, with Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2016. The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (which relates to the independent registered public accounting firm’s independence from us) and has discussed with Ernst & Young LLP its independence from us. We have also considered whether the non‑audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2016.

The foregoing report has been furnished by the Audit Committee.

Mr. Gregory Weaver, Chairman
Mr. John E. Osborn
Mr. Timothy P. Walbert

The foregoing Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Compensation Committee

Our Compensation Committee consists of Mr. Walbert, Mr. Roche and Mr. Weaver, each of whom our Board has determined to be independent under NASDAQ listing standards, a “non‑employee director” as defined in Rule 16b‑3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our Compensation Committee is Mr. Walbert. The Compensation Committee held six meetings in 2016.

The primary purpose of our Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our Compensation Committee include, among other things:

•	designing and implementing competitive compensation policies to attract and retain key personnel;
•	determining the compensation of our executive officers and, if applicable, other employees;
•	reviewing and recommending to the Board the compensation of our directors;
•	administering our equity incentive plans and granting equity awards to our employees and directors under these plans;
•

if required from time to time, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC;

•	if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement;
•	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and
•	reviewing and evaluating, at least annually, our Compensation Committee’s charter.

Under the Amended and Restated 2013 Stock-Based Incentive Compensation Plan (the “Stock Plan”), the Compensation Committee has the authority to delegate some or all of its powers under the Stock Plan to any executive officer of the Company or any other person designated by the Compensation Committee.  However, the Compensation Committee may not delegate its authority to grant Awards to (i) “officers” as defined in Rule 16a-1(f) under the Exchange Act, (ii) “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code or (iii) employees who have been delegated authority to grant awards under the Stock Plan.  The Compensation Committee delegated the authority to Messrs. Radie and Musial, in their capacities as Chief Executive Officer and Chief Financial Officer, respectively, to grant equity awards under the Stock Plan to employees who do not fall into the categories listed above.

The Board has adopted a charter for the Compensation Committee that complies with NASDAQ listing standards. The charter is available on our website at www.egalet.com.

Compensation Consultant’s Role in Executive Compensation

While the Compensation Committee or Board ultimately makes executive compensation decisions, the Compensation Committee engages the services of outside advisors for assistance. The Compensation Committee has engaged Compensia as its independent compensation consultant each year since 2014.

The Compensation Committee utilized Compensia throughout this period to provide independent, objective analysis, advice and information and to generally assist the Compensation Committee in the performance of its duties.  The Compensation Committee will typically request information and recommendations directly from the compensation consultant as it deems appropriate to structure and evaluate Egalet’s compensation programs, practices and plans. As part of its engagement, at the direction of the Compensation Committee, the compensation consultant will work, and exchange information, with the Chief Financial Officer in his work on the Compensation Committee’s behalf.

At the direction of the Compensation Committee, Compensia provided services to the Compensation Committee, including the following items:

•     reviewed and updated Egalet’s executive compensation peer group;

•

evaluated the effect of Egalet’s equity program on annual share use, burn rate (the number of shares awarded per year divided by the shares outstanding at the end of the year) and total dilution (the number of stock options and restricted stock outstanding, plus the number of shares available for grants under the Stock Plan, divided by the total number of shares of common stock outstanding); and

•                  presented a comparison of competitive market data relative to the current compensation of each executive officer to assist in setting compensation targets for 2016.

Independence of the Compensation Consultant

The Compensation Committee assesses the compensation consultant’s independence each year. In assessing independence, the Compensation Committee considers:

•                  the provision of other services to the Company by the consultant;

•                  the amount of fees paid to the consultant by the Company as a percentage of consultant’s total revenue;

•                  the policies and procedures of the consultant’s employer that are designed to prevent conflicts of interests;

•                  any business or personal relationship between the consultant and a member of the Compensation Committee;

•                  any Company stock owned by the consultant;

•                  any business or personal relationship of the consultant and an executive officer of the Company; and

•                  any other factor deemed relevant to the consultant’s independence from management.

In addition, the Compensation Committee received a letter from Compensia providing appropriate assurances and confirmation of independence.  The Compensation Committee determined that Compensia was independent under applicable NASDAQ listing standards.

At the request of the Compensation Committee, a representative of Compensia attended certain of the Compensation Committee’s meetings in 2016. The Compensation Committee annually reviews and evaluates its relationship with its compensation consultant.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or served during fiscal year 2016, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating Committee consists of Mr. Osborn, Dr. Nicolaides and Mr. Roche, each of whom our Board has determined to be independent under The NASDAQ listing standards. The chairperson of our Nominating Committee is Mr. Osborn. The Nominating Committee held three meetings in 2016.

The primary purpose of our Nominating Committee is to assist the Board in promoting our best interests of and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. The functions of our Nominating Committee include, among other things:

•	determining the minimum qualifications for service on our board;
•	identifying, reviewing and evaluating candidates to serve on our board, taking into account diversity, among other factors;
•	developing and recommending to our board an annual self‑evaluation process for our board and overseeing the annual self‑evaluation process;
•	developing, as appropriate, a set of corporate governance guidelines, and reviewing and recommending to our board any changes to such guidelines;
•	developing and periodically reviewing and revising, as appropriate, a management succession plan and related procedures; and
•	periodically reviewing and evaluating our Nominating Committee charter.

The Board has adopted a charter for the Nominating Committee that complies with NASDAQ listing standards. The charter is available on our website at www.egalet.com.

Process for Selecting and Nominating Directors

The Nominating Committee identifies candidates through a variety of means, including recommendations from members of the Board, suggestions from our management, including our executive officers, and candidates identified through a retained third-party search firm. We use a third-party search firm to help us identify and evaluate potential nominees to the Board.

Once a potential candidate has been identified, the Nominating Committee reviews the background of new director candidates and presents them to the Board for consideration before selection. Director nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long‑term objectives, should be willing and able to contribute positively to our decision‑making process, should have a commitment to understand our Company and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of our Company, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders.  Director nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. While the Board does not have a formal diversity “policy”, it values diversity in the membership of the Board and seeks Board candidates that represent diversity in all aspects, including diversity of background and array of talents and perspectives. We believe that the Nominating Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity.

The Nominating Committee also considers director candidates recommended by our stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. In fact, the Nominating Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 600 Lee Road, Suite 100, Wayne, PA 19087 no earlier than the close of business on March 10, 2018, and no later than the close of business on April 9, 2018. Submissions must be made in accordance with our bylaws and must include the full name and business address of the proposed nominee, a description of the proposed nominee’s principal occupation or employment, the class and series and number of shares of our stock owned by such stockholder, and a description of all arrangements or understandings between the stockholder and each nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article II of our Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating Committee.

Stockholder Communications with the Board of Directors

We strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its Chairman or the Chairperson of any committee, please send your communication to our Secretary at Egalet Corporation, 600 Lee Road, Suite 100, Wayne, PA 19087, who will forward all appropriate communications as requested.

Code of Ethics

We have adopted a code of business conduct and ethics, or our Code of Conduct, applicable to our employees, executive officers and directors. Our Code of Conduct is available on our website at www.egalet.com. The Audit Committee is responsible for overseeing our Code of Conduct.  Only the Board may grant a waiver for a director, executive officer, or an officer covered under the additional code of ethics provisions for chief executive officer and senior financial officers (“Code of Ethics Officer”). The Audit Committee or the Board may grant a waiver of any provision of our Code of Conduct for any member of our leadership team who is not an executive officer or a Code of Ethics Officer. Our Chief Compliance Officer may grant a waiver of any provision of our Code of Conduct for other employees. We expect that any amendments to our Code of Conduct, or any waivers of its requirements with regard to directors, executive officers or Code of Ethics Officers, will be disclosed on our website.

Director Compensation

Annual Cash Compensation

The following chart summarizes the retainer compensation provided to non-employee directors for their ongoing service on the Board during 2016. Cash payments are made in equal, quarterly installments in arrears on the last day of the fiscal quarter in which such service occurred.

Retainer Type	Annual Amount
Board member	$40,000
Committee member
• Audit	$10,000
• Compensation	$5,000
• Nominating	$4,000
Committee chair (in lieu of Committee Member fee)
• Audit	$20,000
• Compensation	$15,000
• Nominating	$7,500

In addition to the annual Board retainer, the Chairman of the Board receives a $40,000 cash retainer for his service as Chairman.

Equity Compensation

Non-employee directors receive grants of options to purchase shares of our common stock pursuant to the terms and conditions of the Stock Plan.

•

Initial Grant:  Each non‑employee director will be granted an option to purchase $133,000 worth of shares of our common stock (based on the Black-Scholes value of our common stock) on his or her initial election to the Board, which option will have an exercise price per share equal to the fair market value of one share of our common stock (as determined under the Stock Plan) on the grant date and the underlying shares of which will vest in 25% increments on each of the first four anniversaries of the grant date (which is the first trading day of the month following commencement of service), subject to the non-employee director’s continuous service through each such vesting date.

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Annual Grant:  Each non‑employee director will be granted an option covering $93,000 worth of shares of our common stock (based on the Black-Scholes value of our common stock) at each annual meeting, which option will have an exercise price per share equal to the fair market value of one share of our common stock (as determined under the Stock Plan) on the grant date and which will vest in full on the on the day immediately prior to the next annual stockholders’ meeting held after the date of grant, subject to the non-employee director’s continuous service through such vesting date.

Director Compensation Table for 2016

The table below summarizes the compensation paid by the Company to each non‑employee director for the year ended December 31, 2016.  Mss. Hochberg and Smiley joined the Board in April 2017; accordingly, neither received any compensation during fiscal 2016. Mr. Radie does not receive any additional compensation for his service on the Board.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)	($)
Timothy P. Walbert	105,000	88,311	193,311
Jean-François Formela, M.D.	-	-	-
Nicholas C. Nicolaides, Ph.D.	44,000	88,311	132,311
John E. Osborn	57,500	88,311	145,811
Robert P. Roche, Jr.	3,500	-	3,500
Gregory Weaver	65,000	88,311	153,311

(1)

The amounts shown in this column reflect the grant date fair value of option awards issued to Egalet’s non‑employee directors during 2016 calculated in accordance with the provisions of ASC Topic 718 and assumes no forfeiture rate. See the assumptions used in the Black‑Scholes model in the notes to the audited financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016. At December 31, 2016, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Mr. Walbert, 61,661; Dr. Nicolaides, 59,666; Mr. Osborn, 59,666; and Mr. Weaver, 62,416.

(2)	Dr. Formela, who resigned from the Board in April 2017, did not receive compensation for his Board service during fiscal 2016.
(3)	Mr. Roche joined the Board in December 2016.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 12, 2017. Biographical information for Mr. Radie, our President, Chief Executive Officer and Director, is included above with the director biographies under the caption, “Class B Directors Continuing in Office Until the 2018 Annual Meeting.”

Name	Age	Position
Robert Radie	53	Director, President and Chief Executive Officer
Jeffrey M. Dayno, M.D.	60	Chief Medical Officer
Stan Musial	56	Executive Vice President, Chief Financial Officer and Secretary
Patrick M. Shea	52	Chief Commercial Officer
Mark Strobeck, Ph.D.	46	Executive Vice President and Chief Operating Officer
Paul C. Varki	44	Senior Vice President, General Counsel and Chief Compliance Officer

Jeffrey M. Dayno, M.D.  Dr. Dayno is our Chief Medical Officer, a position he has held since July 2014. From May 2014 to June 2014 Dr. Dayno served as our consultant. Prior to joining Egalet, Dr. Dayno served as Vice President, Global Medical Affairs, at ViroPharma Inc., a pharmaceutical company acquired by Shire Pharmaceuticals Group plc in early 2014, where he was a member of several senior research and development leadership teams and the portfolio management team, from August 2011 to April 2014. Prior to joining ViroPharma, Dr. Dayno held the position of Chief Medical Officer at Labopharm, Inc., a Canadian biotechnology company, from May 2010 to July 2011, where he oversaw all of Labopharm’s research and development activities and gained valuable experience working in the area of abuse‑deterrent opioid product development. Before joining Labopharm, Dr. Dayno served as the Vice President, Medical Services, at Cephalon Inc. from December 2005 to April 2010, where he directed Cephalon’s Phase 3B/4 clinical development programs. Dr. Dayno started his career in the pharmaceutical industry at Merck & Co., Inc. where he spent seven years in roles of increasing responsibility in the medical and scientific affairs division. Dr. Dayno earned his medical degree from Temple University School of Medicine, completed a fellowship in stroke and cerebrovascular disorders in the Department of Neurology at Henry Ford Hospital, a National Institutes of Health (NIH) Clinical Research Center for stroke and headache, and was board certified in neurology. He spent ten years in academic/clinical medicine, during which time he served as the principal investigator on numerous clinical trials in the areas of stroke and migraine. Dr. Dayno has served on the Board of Visitors of Temple University School of Medicine since May 2014.

Stan Musial.  Mr. Musial has served as our Chief Financial Officer since April 2013, as our Secretary since September 2013 and as Executive Vice President since December 2015. From June 2011 to March 2013, Mr. Musial was self‑employed, acting as an independent consultant in the fields of financial management and accounting services. From January 2006 to May 2011, Mr. Musial served as Chief Financial Officer of Prism Pharmaceuticals, Inc., a specialty pharmaceutical and drug development company. Prior to joining Prism Pharmaceuticals, Mr. Musial was Vice President, Finance, and Chief Financial Officer for Strategic Diagnostics, Inc., a publicly‑held biotechnology company, from 2002 to 2004. Mr. Musial began his career with KPMG LLP, a professional services company. Mr. Musial received a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from Temple University. He is a Certified Public Accountant in the Commonwealth of Pennsylvania.

Patrick M. Shea has served as our Chief Commercial Officer since September 2016. From June 2016 to August 2016, Mr. Shea was an independent consultant.  From April 2014 to May 2016, he served as Chief Commercial Officer at Clarus Therapeutics, Inc., a men’s health specialty pharmaceutical company. Prior to Clarus, he served as Vice President of Sales and Marketing for the U.S. commercial operations at CSL Behring from December 2012 to April 2014, where he oversaw strategic efforts for sales, marketing and managed care business. From June 2011 to November 2012, he was an independent consultant.  From 2006 to June 2011, he served in various roles at Astellas Pharmaceuticals, most recently as Senior Vice President of Sales and Marketing for the U.S. pharmaceutical operations from 2007 to June 2011. Prior to that, Mr. Shea held various sales and marketing leadership roles at Ligand Pharmaceuticals Incorporated and Boehringer Ingelheim. Mr. Shea received his bachelor’s degree in Psychology from Alfred University.

Mark Strobeck, Ph.D.  Dr. Strobeck is our Executive Vice President and Chief Operating Officer, a position he has held since September 2015, and previously served as our Chief Business Officer from January 2014 to September 2015. Prior to his employment at Egalet, he served as our advisor from June 2012 to December 2013.  From January 2012 to December 2013, Dr. Strobeck served as President and Chief Executive Officer and a director of Corridor Pharmaceuticals, Inc., which was acquired by AstraZeneca in 2014. From December 2010 to October 2011, Dr. Strobeck served as Chief Business Officer of Topaz Pharmaceuticals Inc., a specialty pharmaceutical company acquired by Sanofi Pasteur in the fourth quarter of 2011. From June 2010 to November 2010 and October 2011 to January 2012, Dr. Strobeck worked as a consultant. From January 2008 to May 2010, Dr. Strobeck served as Chief Business Officer of Trevena, Inc., a pharmaceutical company. Prior to joining Trevena, Dr. Strobeck held management roles at GlaxoSmithKline, SR One Limited and EuclidSR Partners, L.P. Dr. Strobeck currently serves on the Board of Directors of Horse Power For Life, a non‑profit organization dedicated to improving the quality of life for individuals diagnosed with cancer, a position he has held since 2012. Dr. Strobeck received his B.S. in Biology from St. Lawrence University and his Ph.D. in Pharmacology from the University of Cincinnati, and completed his post‑doctoral fellowship at the University of Pennsylvania.

Paul C. Varki has been our Senior Vice President and General Counsel since November 2015 and our Chief Compliance Officer since March 2016.  From June 2011 to November 2015, he served as Assistant General Counsel of GlaxoSmithkline, LLC, a  subsidiary of GlaxoSmithkline Plc. Mr. Varki received his B.A. in English from the College of William and Mary, his Masters degree in Public Health from the George Washington University and his J.D. from the Temple University Beasley School of Law.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2016 and 2015 concerning compensation of our principal executive officer and our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of December 31, 2016.  We refer to these three executives as our named executive officers.

				Option	Stock	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)
Robert Radie	2016	531,000	254,880	1,715,209	—	12,894	2,513,983
President and Chief Executive Officer	2015	475,000	215,000	—	—	67,290	757,290
Mark Strobeck, Ph.D.	2016	387,000	132,000	512,963	—	12,769	1,044,732
Executive Vice President and Chief Operating Officer	2015	328,000	153,200	627,162	—	48,376	1,156,738
Patrick M. Shea(4)	2016	100,961	33,000	1,011,269	300,475	3,942	1,449,647
Chief Commercial Officer

(1)

Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of stock option awards and are calculated in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“ASC Topic 718”), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these awards are included in Note 10, “Stock‑based Compensation” in the notes to our consolidated financial statements included in our most recent Annual Report on Form 10‑K. The executives will only realize compensation to the extent that the stock options are exercised at a time when the trading price of Egalet’s common stock is greater than the exercise price of such stock options.

(2)

Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of restricted stock issued in accordance with the provisions of ASC Topic 718 and are based on the closing stock price of our common stock on the date of grant and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. See Note 10, “Stock‑based Compensation” in the notes to our consolidated financial statements included in our most recent Annual Report on Form 10‑K for further information on restricted stock awards.

(3)

This column includes our matching contributions to the named executive officers’ accounts under our 401(k) plan and premiums we paid with respect to life insurance for the benefit of the named executive officers.

(4)	Mr. Shea was not a named executive officer in 2015.

Narrative to Summary Compensation Table

We have entered into employment agreements with Mr. Radie, our President and Chief Executive Officer, Dr. Strobeck, our Executive Vice President and Chief Operating Officer and Mr. Shea, our Chief Commercial Officer, as described in more detail below. Our named executive officers are also eligible to participate in the Stock Plan.  We granted options to purchase common stock to our named executive officers in 2016 that have an exercise price equal to the fair market value of our common stock on the grant date, vest 25% on the first anniversary of the grant date and 1/48 each month thereafter until fully vested and (subject to the executive’s continued employment with us on the applicable vesting date) and have a ten-year term. See the “Outstanding Equity Awards at Fiscal Year End” table below for additional information regarding these option awards. We also granted 42,500 shares of restricted stock to Mr. Shea in 2016 pursuant to the terms of his employment agreement, which award vested 25% on the six-month anniversary of the grant date (March 19, 2017), with the remaining shares vesting in 14 quarterly installments beginning June 30, 2017 (generally subject to his continued employment with us on the applicable vesting date).

Employment Agreements

Employment Agreements with Mr. Radie, Dr. Strobeck and Mr. Shea

Mr. Radie, Dr. Strobeck and Mr. Shea are employed by us under the terms of individual employment agreements. In each case, the term of employment under the agreement will continue on an at-will basis until the executive’s employment with us terminates for any reason. Each employment agreement sets forth the executive’s initial annual base salary and target bonus opportunity, as well as the executive’s right to participate in our employee benefits plans, programs and arrangements. Mr. Radie’s current annual base salary is $547,000, Dr. Strobeck’s current annual base salary is $398,000 and Mr. Shea’s current annual base salary is $360,000, in each case subject to annual review and increase at the discretion of the Board. Currently, Mr. Radie has an annual target bonus opportunity equal to 60% of his annual base salary,  Dr. Strobeck has an annual target bonus opportunity equal to 40% of his annual base salary and Mr. Shea has an annual target bonus opportunity equal to 35% of his annual base salary. The executives’ annual bonus opportunities will be subject to the terms and conditions of our Annual Incentive Bonus Plan. The executives must be employed by us on the payment date to be paid any such bonus except as otherwise described below in the section entitled “Potential Payments Upon a Termination or Change in Control.” Each employment agreement also provides for certain severance payments and benefits to be made in connection with the executive’s termination of employment, as described below in the section entitled “Potential Payments upon a Termination or Change in Control.” Each employment agreement provides that, during the term of employment and for a period of 12 months thereafter (or 24 months if we terminate the executive’s employment without cause or the executive terminates his employment for good reason, in either case, within 24 months following a change in control), the executive will not compete with us or solicit our customers or employees. Each employment agreement also contains provisions requiring the executive to safeguard our confidential information and to assign to us any intellectual property developed by the executive during his employment by us.

Outstanding Equity Awards at Fiscal Year‑End

The table below sets forth the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2016.

	Number of	Number of				Number of	Market Value of
	Securities	Securities				Restricted Stock	Restricted Stock
	Underlying	Underlying	Option			Award Shares	Award Shares
	Options	Options	Exercise	Option	Option	Shares that	Shares that
	that are	that are	Price	Grant	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	Date	(#)(2)	($)(3)
Robert Radie	50,000	50,000	$5.25	12/4/2014	12/4/2024	-	-
	71,771	193,229	$8.59	6/15/2016	11/20/2025	-	-
	-	150,000	$8.11	12/6/2016	12/6/2026	-	-
	-	50,000	$8.13	12/12/2016	12/12/2026	-	-
Mark Strobeck, Ph.D.	20,000	20,000	$5.25	12/4/2014	12/4/2024	26,100	$ 199,665
	31,146	83,854	$8.59	11/20/2015	11/20/2025	-	-
	-	100,000	$8.11	12/6/2016	12/6/2026	-	-
Patrick M. Shea	-	127,500	$7.55	10/3/2016	10/3/2026	42,500	$ 325,125
	-	80,000	$8.11	12/6/2016	12/6/2026	-	-

(1)

Options granted prior to September 30, 2015 vest with respect to one‑fourth of the underlying shares on each of the first four anniversaries of the grant date. Options granted subsequent to September 30, 2015 vest with respect to one-fourth of the underlying shares on the first anniversary of the grant date and with respect to 1/48 of the underlying shares each month thereafter until fully vested.

(2)

Restricted stock awards typically vest with respect to one-fourth of the underlying shares on the 181st day following the grant date and with respect to 1/16 of the underlying shares each calendar quarter thereafter until fully vested.

(3)	Market value is based upon the closing price of our common stock on December 30, 2016, the last trading day of 2016, which was $7.65.

Potential Payments Upon a Termination or Change in Control

Under the terms of their employment agreements, Mr. Radie, Dr. Strobeck and Mr. Shea are entitled to payments and benefits in connection with the termination of their employment with us under specified circumstances. Upon the termination of the executive’s employment for any reason, we will pay the executive or the executive’s estate, as applicable, the executive’s accrued but unpaid base salary and accrued but unused vacation time. If the executive’s employment is terminated due to death or disability, we will also pay the executive any bonus earned but not paid under the Annual Incentive Bonus Plan for the preceding fiscal year. In addition, under the employment agreements with Mr. Radie and Dr. Strobeck, if the executive’s employment is terminated by us without cause, but not due to the executive’s death or disability, or by the executive for good reason: (i) we will pay the executive any bonus earned but not paid under the Annual Incentive Bonus Plan for the preceding fiscal year; (ii) the executive will be entitled to accelerated vesting of outstanding equity awards under certain circumstances pursuant to any written agreement with us, on the terms and conditions set forth therein; (iii) subject to the executive’s execution of a general release of claims and his continued compliance with the restrictive covenants described above, we will continue to pay the executive his annual base salary for a period of 12 months (or 24 months if such termination occurs within 24 months following a change in control); and (iv) we will reimburse the executive for the costs of continued health coverage for himself and his eligible dependents under COBRA or a private health insurance policy, less the amount that, absent such termination, the executive would have been required to pay for such coverage under our health plan. Such payments with regard to health insurance will continue for 12 months (or 24 months if such termination occurs within 24 months following a change in control) or, if earlier, until the executive becomes eligible for coverage under another medical plan. Under Mr. Shea’s employment agreement, we provide him with the same severance benefits as those provided to Mr. Radie and Dr. Strobeck in the event Mr. Shea’s employment is terminated by us without cause (but not due to his death or disability) or by Mr. Shea for good reason, but instead of the health coverage reimbursement described in clause (iv) above, Mr. Shea will receive a monthly stipend equal to 102% of the monthly premium for continuing his medical, dental, vision and prescription coverage under our plans for a period of 12 months (or 24 months if such termination occurs within 24 months following a change in control).

The following table sets forth potential amounts payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason in connection with a change in control. The table below reflects amounts payable to our named executive officers assuming their employment was terminated on December 30, 2016 (the last business day of fiscal 2016) and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for
	Good Reason—No Change in Control
		Accelerated	Accelerated
	Cash	Stock	Options
Name	Payment(1)	Vesting	Vesting	Other	Total
Robert Radie	$796,500	—	—	$25,094	$821,594
Mark Strobeck, Ph.D.	541,800	—	—	18,755	560,555
Patrick M. Shea	513,000	—	—	27,713	540,713

	Upon Termination Without Cause or Resignation for
	Good Reason—With Change in Control
		Accelerated	Accelerated
	Cash	Stock	Options
Name	Payment(1)	Vesting(2)	Vesting (3)	Other	Total
Robert Radie	$1,327,500	-	120,000	$50,189	$1,497,689
Mark Strobeck, Ph.D.	928,800	199,665	48,000	37,510	1,213,975
Patrick M. Shea	893,000	325,125	12,750	55,426	1,286,301

(1)	Assumes bonus amounts paid at target.
(2)	Pursuant to our Stock Plan and the applicable award agreement all restricted stock would vest upon a change in control.
(3)

Assumes all outstanding options vest upon termination. Pursuant to our Stock Plan and the applicable award agreement,  the vesting of any stock options upon a change in control would be subject to the Board’s discretion.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 12, 2017 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known us to be beneficial owners of more than five percent of our common stock.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5%+ Beneficial Owners
FMR, LLC(2)	3,758,921	14.7%
Franklin Advisers, Inc.(3)	2,732,700	10.7%
Atlas Venture Fund VII, L.P.(4)	2,588,411	10.1%
Danish Biotech SPV I P/S(5)	2,575,352	10.1%
Index Venture Associates III Limited (6)	2,387,559	9.3%
Sunstone Life Science Ventures Fund II K/S(7)	2,014,692	7.9%
Non-Employee Directors
Elaine Hochberg	-	*
Nicholas C. Nicolaides, Ph.D.(8)	42,166	*
John E. Osborn(8)	42,166	*
Robert P. Roche, Jr.	-	*
Andrea Heslin Smiley	-	*
Timothy P. Walbert(9)	46,398	*
Gregory Weaver(8)	46,862	*
Named Executive Officers
Robert Radie(10)	384,276	1.5%
Mark Strobeck, Ph.D.(11)	92,606	*
Patrick M. Shea	38,250	*
All executive officers and directors as a group (13 persons)(12)	981,895	3.8%

*Less than one percent.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of April 12, 2017. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Egalet Corporation, 600 Lee Road, Suite 100, Wayne, PA 19087. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own. Applicable percentages are based on 25,563,426 shares outstanding on April 12, 2017, adjusted as required by rules promulgated by the SEC.

(2)

Based solely on the Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC (“FMR”), consists of 3,758,921 shares of common stock held by FMR LLC, of which FMR LLC is deemed to have sole dispositive power. Fidelity Select Biotechnology Portfolio is deemed to have sole voting power with respect to

2,505,947 of such shares.  Fidelity Adviser Biotechnology Fund is deemed to have sole voting power with respect to 1,252,974 shares. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR.  Members of the Johnson family group, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR and through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.  Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management and Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.  The address of FMR is 245 Summer Street, Boston, MA 02210.

(3)

Based solely on the Schedule 13G/A filed on December 12, 2016 by Franklin Resources, Inc. (“Franklin”), consists of shares beneficially owned by Franklin Advisers, Inc. (“Franklin Advisers”), a subsidiary of Franklin, which is deemed to beneficially own shares held by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers and are its direct and indirect subsidiaries. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Johnsons”) each own in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin.  Franklin and the Johnsons may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which Franklin subsidiaries provide investment management services. Franklin Advisers has sole voting and dispositive power with respect to all the shares. Franklin, Franklin Advisers and the Johnsons disclaim beneficial ownership of the shares. The address of Franklin Advisers is One Franklin Parkway, Building 920, San Mateo, California 94403.

(4)

Based solely on the Schedule 13G/A filed with the SEC on February 9, 2017 by Atlas Venture Fund VII, L.P. (“Atlas VII”). Atlas VII is the record holder of 2,588,411 shares of the Company’s common stock (“Atlas Shares”) and shares voting and dispositive power with regard to such shares. Atlas Venture Associates VII, L.P. (“AVA VII LP”) is the sole general partner of Atlas VII.  Atlas Venture Associates VII, Inc. (“AVA VII Inc.”) is the sole general partner of AVA VII LP.  Peter Barrett, Bruce Booth, Jeff Fagnan and Jean-Francois Formela is each a director of AVA VII Inc. (the “Atlas Directors”).  No person other than the respective owner referred to herein of the Atlas Shares is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such Atlas Shares.  Each of Atlas VII, AVA VII LP, AVA VII Inc. and the Atlas Directors disclaim beneficial ownership of the Atlas Shares except for such shares, if any, such person holds of record. The address for Atlas VII is 25 First Street, Suite 303, Cambridge, MA 02141.

(5)

The shares reported as beneficially owned by Danish Biotech SPV I P/S (“Danish Biotech”) herein are based solely on the Schedule 13G/A filed with the SEC on February 14, 2017 by Omega Fund IV, L.P. and certain of its affiliated entities, Danish Biotech, Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), Kris Allen (“Allen”), and Martin Mullins (“Mullins”).  Danish Biotech owns 2,575,352 shares of the Company’s common stock. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Allen and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech.  Danish Biotech shares voting and dispositive power with respect to all of such shares with Danish Biotech Ltd., Allen and Mullens. The address of Danish Biotech is c/o IPES (Guernsey) Limited, 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey GY 1 2HL, Channel Islands, United Kingdom.

(6)

Shares beneficially owned are based solely on the Schedule 13G filed with the SEC on February 8, 2017 by Index Ventures Associates III Ltd ("Index III Limited"), which may be deemed to share voting and dispositive power with respect to shares owned of record by entities for which it serves as general partner, including Index Ventures III (Delaware) L.P. (896,816 shares), Index Ventures III (Jersey) L.P. (441,477 shares) and Index Ventures III Parallel Entrepreneur Fund (Jersey) L.P. (15,976 shares), as well as shares held by Yucca (Jersey) SLP (“Yucca”) that mirror the investments of Index III Limited’s funds.  Yucca is a co-investment vehicle whose investments mirror investments of the funds for which Index III Limited and Index Associates VI Limited (“Index Associates VI”) serve as general partners.  Index Associates VI, an affiliate of Index III

Limited, may be deemed to share voting and dispositive power over the 1,007,033 shares owned of record by Index Ventures Life VI (Jersey) L.P.,  as well as shares held by Yucca that mirror the investments held by Index Associates VI funds. The address for Index III Limited is No. 1 Seaton Place, St. Helier, Jersey, Channel Islands, JE4 8YJ.

(7)

Shares beneficially owned are based solely on the Schedule 13G filed with the SEC on February 21, 2014 by Sunstone Life Science Ventures Fund II K/S (the “Fund”). The Fund has sole voting and dispositive power with respect to all such shares. The address for the Fund is Lautrupsgade 7, 5, DK‑2100, Copenhagen O, Denmark.

(8)	Represents shares issuable pursuant to stock options exercisable as of April 12, 2017 or within 60 days of April 12, 2017.
(9)	Includes 46,248 shares issuable pursuant to stock options exercisable as of April 12, 2017 or within 60 days of April 12, 2017.
(10)	Includes 149,376 shares issuable pursuant to stock options exercisable as of April 12, 2017 or within 60 days of April 12, 2017.
(11)	Includes 63,126 shares issuable pursuant to stock options exercisable as of April 12, 2017 or within 60 days of April 12, 2017.
(12)	Includes 586,196 shares issuable pursuant to stock options exercisable as of April 12, 2017 or within 60 days of April 12, 2017 held by our directors and officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information and with the exception of the following late filings, we believe that each of our executive officers, directors and certain beneficial owners of the Company’s common stock complied with all Section 16(a) filing requirements applicable to them during 2016 on a timely basis: a late Form 4 filed by Barbara Carlin, our Chief Accounting Officer, on January 11, 2016 for a transaction that occurred on January 4, 2016; a late Form 4 filed by Mr. Radie on January 12, 2016 for a transaction that occurred on January 7, 2016; a late Form 4 filed by Mr. Walbert on June 17, 2016 for a transaction that occurred on June 10, 2015; a late Form 4 filed by Mr. Weaver on June 17, 2016 for a transaction that occurred on June 10, 2015; a late Form 4 filed by Karsten Lindhardt, our Senior Vice President, on July 6, 2016 for a transaction that occurred on January 4, 2016; late Form 3s for each of Mr. Osborn and Dr. Nicolaides filed on July 22, 2016 for transactions that occurred on April 10, 2015; and late Form 4s for each of Mr. Osborn and Dr. Nicolaides filed on July 22, 2016 for transactions that occurred on April 10, 2015, June 10, 2015 and June 15, 2016.

EQUITY COMPENSATION PLAN INFORMATION

Number of securities
	Number of		remaining available for
	securities to be	Weighted-average	future issuance under
	issued upon exercise	exercise price of	equity compensation
	of outstanding	outstanding options,	plans (excluding
	options, warrants	warrants and	securities reflected in
	and rights	rights	column (a))
Plan category	(a)(1)	(b)	(c)
Equity compensation plans approved by security holders	2,952,572	$ 8.63	1,776,620
Equity compensation plans not approved by security holders	-	-	-
Total	2,952,572	$ 8.63	1,776,620

(1)

These securities consist of options and restricted stock issued under the Stock Plan to employees, directors and consultants of the Company.  Under the Stock Plan, options, stock appreciation rights, restricted stock, restricted stock units, common stock and deferred stock may be granted, but the Stock Plan does not separately segregate the shares used for each type of award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

Under SEC rules, related‑party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership.

The Board has adopted a written Policy Regarding Transactions with Related Persons, which is administered by the Audit Committee. This Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person (as defined in Item 404(a) of SEC Regulation S-K) has a direct or indirect material interest; provided, however, the Board has determined that certain transactions not required to be reported pursuant to Item 404(a) of SEC Regulation S-K are not considered to be transactions covered by the Policy. Under the Policy, a related party transaction must be reported to our General Counsel and be reviewed and approved or ratified by the Audit Committee in accordance with the terms of the Policy, prior to the effectiveness or consummation of the transaction, whenever practicable. The Audit Committee will review all relevant information available to it about the potential related party transaction. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Person in connection with the approval of the related party transaction. We also poll our directors and executive officers on an annual basis with respect to related‑party transactions and their service as an officer or director of other entities. Any director involved in a related‑party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision.

There were no related party transactions for the fiscal year ended 2016 that exceed $120,000, and in which any of our directors, executive officers or to our knowledge, beneficial owners of more than 5% of our capital stock, had or will have a direct or indirect material interest.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As described in our current report on Form 8-K filed with the SEC on June 19, 2015, on June 15, 2015, the audit committee of our board of directors (the “Audit Committee”), which has the responsibility to engage and dismiss our principal accounting firm under Rule 10A-3(b)(2) promulgated under the Exchange Act and the Audit Committee’s charter, unanimously approved the dismissal of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm.

Grant Thornton served as our independent registered public accounting firm for the years ended December 31, 2013 and 2014. Except as disclosed below, the audit reports of Grant Thornton on our financial statements as of and for the years ended December 31, 2013 and 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In its report on our consolidated financial statements for the year ended December 31, 2014, Grant Thornton included an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern.

Except as disclosed below, during our fiscal years ended December 31, 2013 and 2014 and in the subsequent period through June 15, 2015, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Grant Thornton would have caused it to make reference to the subject matter of the disagreements in connection with its audit report, nor were there any “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Exchange Act.  The only “reportable event”, which is in response to Item 304(a)(1)(v), related to our consolidated financial statements as of and for the year ended December 31, 2013, in which we and Grant Thornton identified control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses in our internal control over financial reporting. The material weaknesses identified were that we did not have sufficient financial reporting and accounting staff with appropriate training in U.S. GAAP and SEC rules and regulations with respect to financial reporting and a lack of segregation of duties. In management’s opinion, the material weaknesses identified above were remediated as of December 31, 2014.

Effective June 15, 2015, the Audit Committee unanimously approved to engage Ernst & Young LLP (“Ernst & Young”) to serve as the our independent registered accounting firm to audit our consolidated financial statements for the fiscal year ended December 31, 2015.

During the fiscal years ended December 31, 2013 and 2014 and through June 15, 2015, the date of the engagement of Ernst & Young, neither we nor any person on its behalf has consulted with Ernst & Young with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a  different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2016 and 2015 by Ernst & Young, our independent registered public accounting firm, and Grant Thornton, our former independent registered public accounting firm.

	Fiscal	Fiscal
	Year Ended	Year Ended
	2016	2015
Audit fees	$636,651	$698,561
Audit‑related fees	65,000	34,155
Tax fees	—	44,025
All other fees	—	—
Total fees	$701,651	$ 776,741

Audit fees:  Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statement filings with the SEC, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. Audit fees for 2016 include  $355,000 in fees billed by Ernst & Young and $281,651 in fees billed by Grant Thornton.

Audit‑related fees:  Audited‑related fees consist of technical consultations related to complex accounting matters billed by Ernst & Young.

Tax fees:  Tax fees for 2015 consisted of fees for tax services, including tax compliance, and related expenses billed by Ernst & Young.

All fees have been and are expected to be pre‑approved by the Audit Committee.

Pre‑approval Policies and Procedures

The Audit Committee pre‑approves audit and non‑audit services rendered by our independent registered public accounting firm, Ernst & Young. The Audit Committee pre‑approves specified services in the defined categories of audit services, audit‑related services and tax services up to specified amounts. Pre‑approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case‑by‑case basis before the independent auditor is engaged to provide each service. The pre‑approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If Ernst & Young renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining the Ernst & Young’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Egalet stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, Egalet Corporation, 600 Lee Road, Suite 100, Wayne, PA 19087 or contact Investor Relations at 610-833-4200. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Stan Musial Executive Vice President, Chief Financial Officer & Secretary

April 28, 2017

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 7, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. EGALET CORPORATION C/O BROADRIDGE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Nicholas C. Nicolaides 02 John E. Osborn 03 Robert P. Roche, Jr. 04 Elaine Hochberg The Board of Directors recommends you vote FOR the following proposal: 2. To ratify the selection of Ernst & Young LLP as Egalet Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ForAgainst Abstain 0 0 0 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000335618_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 8, 2017: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com EGALET CORPORATION Annual Meeting of Stockholders June 8, 2017 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Robert Radie and Stan Musial, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Egalet Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time, on June 8, 2017, at the Embassy Suites, 888 Chesterbrook Boulevard, Wayne, Pennsylvania 19087, and any adjournment or postponement thereof and further authorizes each such proxy to vote in his discretion upon such other matters as may properly come before such Annual Meeting and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000335618_2 R1.0.1.15